Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jones Lang LaSalle Income Property Trust, Inc.:

We consent to the use of our report dated March 6, 2014, with respect to the consolidated balance sheets of Jones Lang LaSalle Income Property Trust, Inc. (the Company) and subsidiaries as of December 31, 2013 and 2012, the related consolidated statements of operations and comprehensive (loss) income, equity, and cash flows for the years then ended, and the related financial statement schedule included in Supplement No. 19 to the prospectus relating to this registration statement and to the reference to our firm under the heading “Experts” therein.
Our report refers to our audit of the retrospective adjustments for discontinued operations described in note 3B, the retrospective adjustments for shares and earnings per share described in note 6 under “Stock Dividend,” and the retrospective adjustments for reportable segments described in note 10, which were applied to the 2011 consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2011 consolidated financial statements of the Company other than with respect to the aforementioned adjustments.

/s/ KPMG LLP
Chicago, Illinois
March 10, 2014